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                                   EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference (i) in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 333-37067 and 333-05565) and (ii) in the Registration Statements on Form S-8 (Nos. 333-33819, 33-84606 and 33-74562) of Developers Diversified Realty Corporation of our report dated June 16, 1998 relating to the combined statement of revenue and certain expenses of The Family Center Properties and our report dated June 16, 1998 relating to the combined statement of revenue and certain expenses of The Sansone Properties, both of which appear in the Current Report on Form 8-K of Developers Diversified Realty Corporation dated April 28, 1998.








PRICE WATERHOUSE LLP
Cleveland, Ohio
June 23, 1998